UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2010

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
 (Address of principal executive offices)(Zip Code)

(410) 480-8084
 (Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

EXPLANATORY NOTE

We are filing this amendment to our Current Report on Form 8-K, filed March 17, 2010, to disclose additional information for our shareholders regarding the proposed terms of our recently announced MOU. This amendment does not update, amend or modify any other information set forth in the original Form 8-K and does not reflect any events that may have occurred after the original filing date.

ITEM 8.01        Other Events.

On March 12, 2010, New Generation Biofuels Holdings, Inc. (“NGBF”) and a potential strategic partner from China, Regent Trend Investment Ltd  (soon to be re-named Milestone Biofuels Limited, or Milestone) executed a non-binding Memorandum of Understanding, or MOU, under which Milestone would invest $20 million in our equity securities and we would collaborate with Milestone to form a joint venture to develop and operate biofuel production plants in the continental United States with a capacity of 250 million gallons per year. Milestone would fund all of the capital requirements for the joint venture and NGBF would provide the technology and operate the plants.  NGBF would earn a minimum royalty on all sales from the joint venture and would share in a percentage of profits above the minimum royalty.

The indicative terms and conditions of the MOU are outlined in a financial term sheet and a development and operation term sheet attached to the MOU. The financial term sheet summarizes key terms of the potential investment by Milestone of $20 million in our equity securities at closing. The first $10 million would be invested in the form of common stock at a price of $0.80 per share and no warrants. For the second $10 million, Milestone has the option of either common stock priced at $0.80 per share with no warrants or convertible preferred stock with a 15% dividend and 2 million warrants with conversion or exercise prices, respectively, of $1.50 per share. The entire $20 million would be invested in NGBF at the time of closing, subject to compliance with any relevant NASDAQ rules. Milestone also would have the option to nominate up to three directors to our board.

The development and operations term sheet outlines the parties' expectations with respect to the structure of the business, the design, siting and schedule of plant development, plant operations, allocation of research and development, and other terms.

The MOU remains subject to a due diligence period of up to 75 days and negotiation, execution and delivery of definitive agreements acceptable to both parties and approved by their respective boards of directors. The investment also may be subject to shareholder approval under the NASDAQ listing rules. The parties contemplate signing definitive agreements at the end of the due diligence period, provided both parties successfully complete the process. Without incurring any liability to the other party, either party may cease negotiations at any time by providing written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 22, 2010	/s/ Cary J. Claiborne
Name: Cary J. Claiborne
Title: President, Chief Executive Officer and Chief Financial Officer